                                                                    EXHIBIT 12.1


                 CANDLEWOOD HOTEL COMPANY, INC. AND SUBSIDIARIES

              STATEMENTS REGARDING COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                                                                               Period from
                                                                                                                October 1,
                                                                                                                   1995
                                                Year Ended      Year Ended       Year Ended      Year Ended   (Inception) to
                                               December 31,    December 31,     December 31,    December 31,   December 31,
                                                  1999             1998             1997           1996            1995
                                               ------------    ------------     ------------    ------------   ------------
EARNINGS
Income (loss) before preferred stock
 dividends                                      $ (2,791)        $ (6,287)        $  (817)        $(1,353)        $(209)
Interest incurred                                 15,290            7,964           3,271             175            --
Amortization of deferred financing costs           1,701              473             112              --            --
Rent expense on leased hotels                     24,821           12,365              79              --            --
                                                --------         --------         -------         -------         -----
     Total earnings                             $ 39,021         $ 14,515         $ 2,645         $(1,178)        $(209)
                                                ========         ========         =======         =======         =====

FIXED CHARGES
                                                                                                                  -----
Interest incurred                               $ 15,290         $  7,964         $ 3,271         $   175         $  --
Amortization of deferred financing costs           1,701              473             112              --            --
Rent expense on leased hotels                     24,821           12,365              79              --            --
Preferred stock dividends                          8,025            6,338           1,248              --            --
                                                --------         --------         -------         -------         -----
     Total fixed charges                        $ 49,837         $ 27,140         $ 4,710         $   175         $  --
                                                ========         ========         =======         =======         =====

Ratio of earnings to combined fixed
  charges and preferred stock dividends               --               --              --              --            --
                                                ========         ========         =======         =======         =====

Excess (deficit) of earnings to combined
  fixed charges and preferred stock
  dividends                                     $(10,816)        $(12,625)        $(2,065)        $(1,353)        $(209)
                                                ========         ========         =======         =======         =====